Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

FOURTH QUARTER FFO OF $1.02 PER SHARE AND

FULL YEAR FFO OF $4.16 PER SHARE

Fourth Quarter Highlights

•                  Increased full year FFO to $4.16 per share (diluted), an increase of 10.3% over the prior year.

•                  Increased fourth quarter FFO to $1.02 per share (diluted) from $0.95 during the fourth quarter of 2004, an increase of 7.4%.

•                  Net income available to common stockholders in the fourth quarter of 2005 totaled $0.48 per share (diluted).

•                  Increased quarterly common stock dividend by 11.1% to $0.60 per fully diluted share.

•                  For office leases signed during the fourth quarter, increased average office starting rents to $46.89, representing a 20.26% increase over previously fully escalated rents reflecting the upward trend in rents.

•                  Signed 55 office leases totaling 963,087 square feet during the fourth quarter.

•                  Finished the year at 96.7% occupancy, up from 96.0% at the end of the third quarter.

•                  SL Green/Gale joint venture signed a 670,000 square foot net-lease with Sanofi-Aventis for its US headquarters.

•                  Completed 1515 Broadway recapitalization by refinancing the property with a $625 million loan, which resulted in the Company’s economic stake increasing from 55% to 68.5%.

•                  Closed new $205 million credit facility for the residential conversion and development of One Madison – Clock Tower.

•                  Closed on previously announced $175 million refinancing of 100 Park Avenue.

•                  Received $7.7 million in dividends and fees from our investment in, and management arrangement with, Gramercy Capital Corp.  This amount includes a $1.2 million incentive fee earned during the quarter.

•                  Recognized combined same-store GAAP NOI growth of 1.0% during the fourth quarter and 4.0% for the year.

•                  Closed on previously announced retail acquisitions of leasehold interests in 1604 Broadway and 379 West Broadway.

Summary

New York, NY, January 23, 2006 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $46.9 million, or $1.02 per share for the fourth quarter ended December 31, 2005, a 7.4% increase over the same quarter in 2004.  The Company also reported FFO of $4.16 per share for the year ended December 31, 2005, a 10.3% increase over the same period in 2004, which was $3.77 per share.

Net income available to common stockholders totaled $20.8 million, or $0.48 per share, for the fourth quarter and $137.5 million, or $3.20 per share, for the year ended December 31, 2005, a decrease of $90.7 million and $55.6 million over the respective periods in 2004.  The annual decrease was primarily due to gains on dispositions that closed in 2004, including 17 Battery Place North, 1466 Broadway and an interest in One Park Avenue ($117.7 million, or $2.73 per share) compared to gains on sale of 1414 Avenue of the Americas and 180 Madison Avenue ($47.5 million, or $1.04 per share) in 2005 and a reduction in income from discontinued operations ($0.16 per share) for 2004 compared to 2005.

All per share amounts are presented on a diluted basis.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ In millions except per share data)	2005	2004	2005	2004
Funds from operations	$46.9	$42.6	$189.5	$162.4
- per share (diluted)	$1.02	$0.95	$4.16	$3.77
Net income	$20.8	$111.5	$137.5	$193.2
- per share (diluted)	$0.48	$2.64	$3.20	$4.75

Operating and Leasing Activity

For the fourth quarter of 2005, the Company reported revenues and EBITDA of $114.6 million and $64.9 million, respectively, increases of $20.5 million (or 21.8%) and $7.3 million (or 12.7%), respectively, over the same period in 2004, largely due to the new acquisitions in 2004 and 2005, including 625 Madison Avenue (October 2004), 28 West 44th Street (February 2005), One Madison Avenue (April 2005) and an additional interest in 19 West 44th Street (June 2005).  Same-store GAAP NOI on a combined basis increased by 1.0% for the quarter when compared to the prior year, with the wholly-owned properties increasing 0.4% to $37.9 million during the fourth quarter and the joint venture properties increasing by 1.0% to $21.7 million.

Average starting office rents of $46.89 per rentable square foot for the fourth quarter represented a 20.26% increase over the previously fully escalated rents.

Occupancy for the portfolio increased from 96.0% at September 30, 2005 to 96.7% at December 31, 2005.  During the quarter, the Company signed 68 leases totaling 1,008,970 square feet with 55 leases, and 963,087 square feet, representing office leases.

Significant leasing activities during the fourth quarter included:

•                  New lease with Citigroup for approximately 296,000 square feet at 485 Lexington Avenue.

•                  New lease with Travelers Indemnity for approximately 211,000 square feet at 485 Lexington Avenue.

•                  New lease with TIAA for approximately 86,000 square feet at 750 Third Avenue.

•                  New lease with Advance Magazine for approximately 54,000 square feet at 485 Lexington Avenue.

•                  New lease with NY Hospital for approximately 49,000 square feet at 673 First Avenue.

•                  New lease with Polo Ralph Lauren for approximately 43,000 square feet at 625 Madison Avenue.

Real Estate Investment Activity

During the fourth quarter of 2005, the Company announced acquisitions totaling approximately $24.2 million.

Investment activity announced during the fourth quarter included:

•                  In November 2005, the Company, in a joint venture with Jeff Sutton, acquired a controlling leasehold interest in 1604 Broadway – a retail property located in Manhattan’s Times Square. The joint venture acquired a 90% interest in the 41,100-square-foot Times Square building.  The property is subject to a ground lease that was extended from 2019 to 2036 as part of the transaction. The Company has a 50% interest in the joint venture with Jeff Sutton. The Company has the opportunity to earn incentive fees based upon the financial performance of the property.

•                  In December 2005, the Company, in a joint venture with Jeff Sutton, acquired a 90% interest in the leasehold interest at 379 West Broadway, an office/retail property in New York City’s Cast Iron Historic District.  The lease includes an option to acquire the fee interest in 2016.  The five-story, 62,006-square-foot property is fully leased.  The Company has a 50% interest in the joint venture with Jeff Sutton.

Financing and Capital Activity

In November 2005, the Company and SITQ, a subsidiary of the Caisse de depot et placement du Québec, completed a recapitalization of 1515 Broadway.  The joint venture obtained $625 million in financing in the form of a two-year loan bearing interest at LIBOR plus 90 basis points from Lehman Brothers and Wachovia Bank, the existing lenders. The recapitalization allowed SL Green to exceed the performance thresholds established with SITQ, resulting in an increased economic stake in the property from 55% to approximately 68.5%. SL Green used its portion of the refinancing proceeds to repay its unsecured revolving credit facility and for general corporate purposes.

In November 2005, the Company closed on a $205.1 million credit facility with Wells Fargo Bank, NA. This facility, which bears interest at 160 basis points over LIBOR, has a two-year term and two six-month extension options. This facility replaced the acquisition loan of $115.0 million at One Madison-Clock Tower and will be used in part to fund the conversion and development of the Clock Tower. Approximately $113.4 million was drawn at closing.

In December 2005, the Company modified and enhanced the covenants under its $325.0 million term loan to correspond with those under the 2005 unsecured revolving credit facility, which closed in August 2005.

Structured Finance Activity

The Company’s structured finance investments totaled $400.1 million on December 31, 2005, consistent with the balance at September 30, 2005. The structured finance investments currently have a weighted average maturity of 6.5 years.  The weighted average yield for the quarter ended December 31, 2005 was 10.4%, up slightly from 10.26% for the quarter ended September 30, 2005.

Investment In Gramercy Capital Corp.

At December 31, 2005, the Company’s investment in Gramercy Capital Corp. (NYSE: GKK) totaled $96.5 million. Fees earned from various arrangements between the Company and Gramercy totaled approximately $5.0 million for the quarter ended December 31, 2005, including an incentive fee of $1.2 million earned as a result of Gramercy’s FFO exceeding the 9.5% return on equity performance threshold.  For the year ended December 31, 2005, the Company earned $12.6 million in fees from Gramercy Capital Corp.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $3.2 million and $9.1 million for the quarter and year ended December 31, 2005, respectively.

The Company’s marketing, general and administrative, or MG&A, expenses includes the consolidation of the expenses of its subsidiary GKK Manager, the entity which manages and advises Gramercy Capital Corp.  There are currently approximately 22 employees of GKK Manager dedicated to the operations of Gramercy compared to five at the time of Gramercy’s IPO.  For the quarter and year ended December 31, 2005, the Company’s MG&A includes approximately $2.2 million and $7.4 million, respectively, of costs associated with GKK Manager.

Dividends

During the fourth quarter of 2005, the Company increased the quarterly dividend on its common shares from $0.54 to $0.60 per share, representing an 11.1% increase.  On an annualized basis, the Company’s dividend will now be $2.40 compared to $2.16 prior to the increase.  Dividends declared during the fourth quarter were as follows:

•                  $0.60 per common share. Dividends were paid on January 16, 2006 to stockholders of record on the close of business on December 31, 2005.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period October 15, 2005 through and including January 14, 2006. Distributions were made on January 16, 2006 to stockholders of record on the close of business on December 31, 2005. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Tuesday, January 24, 2006 at 2:00 p.m. ET to discuss fourth quarter and full year 2005 financial results.

The live conference will be webcast in listen-only mode on the Company’s web site at www.slgreen.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (866) 831-6291 Domestic or (617) 213-8860 International, using pass code 88020953.

A replay of the call will be available through Tuesday, January 31, 2006 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 50601422.

Supplemental Information

The Supplemental Package outlining fourth quarter 2005 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of December 31, 2005, the Company owned 28 office properties totaling 18.2 million square feet. SL Green’s retail space ownership totals 168,300 square feet at five properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages 6 and 8 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Rental revenue, net	$78,126	$67,147	$298,495	$240,350
Escalations & reimbursement revenues	16,849	13,083	58,515	44,392
Preferred equity and investment income	11,267	8,418	44,989	39,085
Other income	8,352	5,465	38,183	19,892
Total revenues	114,594	94,113	440,182	343,719

Equity in net income from unconsolidated joint ventures	10,706	12,021	49,349	44,037

Expenses:
Operating expenses	28,048	20,796	104,098	84,477
Ground rent	5,249	4,688	19,598	16,179
Real estate taxes	15,145	13,751	60,659	48,030
Marketing, general and administrative	11,965	9,336	44,215	30,279
Total expenses	60,407	48,571	228,570	178,965

Earnings Before Interest, Depreciation and Amortization (EBITDA)	64,893	57,563	260,961	208,791
Interest expense	20,100	16,796	77,353	61,636
Amortization of deferred financing costs	875	892	4,461	3,274
Depreciation and amortization	16,379	14,041	60,647	48,220
Net income from Continuing Operations	27,539	25,834	118,500	95,661
Income from Discontinued Operations, net of minority interests	—	1,486	475	7,017
Gain on sale of Discontinued Operations, net of minority interests	—	90,199	33,875	90,370
Equity in net gain on sale of interest in unconsolidated joint ventures	—	—	11,550	22,012
Minority interests	(1,734)	(1,025)	(6,981)	(5,630)
Preferred stock dividends	(4,969)	(4,969)	(19,875)	(16,258)
Net income available to common shareholders	$20,836	$111,525	$137,544	$193,172

Net income per share (Basic)	$0.49	$2.75	$3.29	$4.93
Net income per share (Diluted)	$0.48	$2.64	$3.20	$4.75

Funds From Operations (FFO)
FFO per share (Basic)	$1.05	$0.99	$4.28	$3.92
FFO per share (Diluted)	$1.02	$0.95	$4.16	$3.77

FFO Calculation:
Net income from continuing operations	$27,539	$25,834	$118,500	$95,661
Add:
Depreciation and amortization	16,379	14,041	60,647	48,220
FFO from Discontinued Operations	—	1,734	613	11,643
Joint venture FFO adjustment	8,130	6,115	30,412	23,817
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(19,875)	(16,258)
Depreciation of non-real estate assets	(205)	(177)	(784)	(706)
FFO before minority interests – BASIC and DILUTED	$46,874	$42,578	$189,513	$162,377

Basic ownership interest
Weighted average REIT common shares for net income per share	42,148	40,661	41,793	39,171
Weighted average partnership units held by minority interests	2,448	2,471	2,499	2,302
Basic weighted average shares and units outstanding for FFO per share	44,596	43,132	44,292	41,473
Diluted ownership interest
Weighted average REIT common share and common share equivalents	43,372	42,227	43,005	40,776
Weighted average partnership units held by minority interests	2,448	2,471	2,499	2,302
Diluted weighted average shares and units outstanding	45,820	44,698	45,504	43,078

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$288,239	$206,824
Buildings and improvements	1,440,584	1,065,654
Building leasehold and improvements	481,891	471,418
Property under capital lease	12,208	12,208
	2,222,922	1,756,104
Less accumulated depreciation	(219,295)	(176,238)
	2,003,627	1,579,866
Cash and cash equivalents	24,104	35,795
Restricted cash	60,750	56,417
Tenant and other receivables, net of allowance of $9,681 and $9,880 in 2005 and 2004, respectively	23,722	15,248
Related party receivables	7,707	5,027
Deferred rents receivable, net of allowance of $8,698 and $6,541 in 2005 and 2004, respectively	75,294	61,302
Structured finance investments, net of discount of $1,537 and $1,895 in 2005 and 2004, respectively	400,076	350,027
Investments in unconsolidated joint ventures	543,189	557,089
Deferred costs, net	79,428	47,869
Other assets	91,880	43,241
Total assets	$3,309,777	$2,751,881
Liabilities and Stockholders’ Equity
Mortgage notes payable	$885,252	$614,476
Revolving credit facilities	32,000	110,900
Term loans	525,000	425,000
Derivative instruments at fair value	—	1,347
Accrued interest	7,711	4,494
Accounts payable and accrued expenses	87,390	72,298
Deferred revenue/gain	25,691	18,648
Capitalized lease obligation	16,260	16,442
Deferred land lease payable	16,312	15,723
Dividend and distributions payable	31,103	27,553
Security deposits	24,556	22,056
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	—
Total liabilities	1,751,275	1,328,937
Commitments and contingencies	—	—
Minority interest in other partnerships	25,012	509
Minority interest in operating partnership	74,049	74,555
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at December 31, 2005 and 2004, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at December 31, 2005 and 2004, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized, 42,456 and 40,876 issued and outstanding at December 31, 2005 and 2004, respectively	425	409
Additional paid – in capital	959,858	902,340
Accumulated other comprehensive income	15,316	5,647
Retained earnings	235,540	191,182
Total stockholders’ equity	1,459,441	1,347,880
Total liabilities and stockholders’ equity	$3,309,777	$2,751,881

SL GREEN REALTY CORP.
SELECTED OPERATING DATA-UNAUDITED

	December 31,
	2005	2004
Operating Data: (1)
Net rentable area at end of period (in 000’s)	18,200	17,000
Portfolio percentage leased at end of period	96.7%	95.6%
Same-Store percentage leased at end of period	96.5%	96.3%
Number of properties in operation	28	28

Office square feet leased during quarter (rentable)	963,087	719,292
Average mark-to-market percentage-office	20.3%	5.3%
Average starting cash rent per rentable square foot-office	$46.89	$32.11

(1)  Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Earnings before interest, depreciation and amortization (EBITDA):	$64,893	$57,563	$260,961	$208,791
Add:
Marketing, general & administrative expense	11,965	9,336	44,215	30,279
Operating income from discontinued operations	—	1,993	801	12,485
Less:
Non-building revenue	(19,619)	(13,883)	(83,172)	(58,977)
Equity in net income from joint ventures	(10,706)	(12,021)	(49,349)	(44,037)
GAAP net operating income (GAAP NOI)	46,533	42,988	173,456	148,541

Less:
Operating income from discontinued operations	—	(1,993)	(801)	(12,485)
GAAP NOI from other properties/ affiliates	(8,586)	(3,200)	(29,072)	4,162
Same-Store GAAP NOI	$37,947	$37,795	$143,583	$140,218

*  See page 7 for a reconciliation of FFO and EBITDA to net income.